EXHIBIT 7.02
VOTING AGREEMENT
     VOTING AGREEMENT (this “Agreement”) dated as of April 4, 2007, is by and among KOOSHAREM CORPORATION, a California corporation (“Parent”), SELECT ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and each Person (as defined in the Merger Agreement (as defined below)) listed on the signature page hereof as a stockholder (each, a “Stockholder,” and collectively, the “Stockholders”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Merger Sub and Ablest Inc., a Delaware corporation (the “Company”).
RECITALS
     A. Each Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $.05 per share, of the Company (the “Company Common Stock”) set forth opposite such stockholder’s name on Schedule A hereto (such shares of Company Common Stock, together with all other shares of capital stock of the Company acquired and beneficially owned by any Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”).
     B. Concurrently with the execution and delivery of this Agreement, Parent Merger Sub and the Company have entered into the Merger Agreement providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the Merger (the “Merger”), all upon the terms and subject to the conditions set forth therein.
     C. As a condition to entering into the Merger Agreement, Parent and Merger Sub have required that the Stockholders enter into this Agreement, and the Stockholders desire to enter into this Agreement to induce Parent and Merger Sub to enter into the Merger Agreement.
     D. The Board of Directors of the Company has taken all actions necessary and within its authority such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “Stockholder protection,” “interested stockholder” or other similar anti-takeover statute or regulation, including, without limitation, Section 203 of the General Corporation Law of the State of Delaware, or any restrictive provision of the Certificate of Incorporation or By-Laws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the Company Common Stock, the Merger or any other transaction contemplated by this Agreement or the Merger Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Representations and Warranties of Each Stockholder.
     Each Stockholder, severally (and not jointly), hereby represents and warrants to Parent as follows:
          (a) Due Authorization and Organization. With respect to each Stockholder that is not a natural person, such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable) and with respect to each Stockholder that is a natural person, such Stockholder has the requisite capacity to enter into this Agreement. Such Stockholder has all requisite legal power (corporate or other) and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).
          (b) No Conflicts. (i) No filing by such Stockholder with any Governmental Entity (other than an amended Schedule 13D), and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Stockholder (if applicable), (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder, except for any of the foregoing as would not reasonably be expected to prevent such Stockholder from performing its obligations under this Agreement.
          (c) The Subject Shares. Schedule A sets forth opposite such Stockholder’s name the number of Subject Shares beneficially owned (as defined in Recital A above) by such Stockholder as of the date hereof. Except as set forth on Schedule A hereto, as of the date hereof, such Stockholder has the sole power to vote (or cause to be voted) such Subject Shares. Except as set forth on such Schedule A, such Stockholder does not own or hold any right to acquire any additional shares of any class of capital stock of the Company or any voting rights with respect to any shares of any class of capital stock of the Company. Such Stockholder has good and valid title to the Subject Shares denoted as being owned by such Stockholder on Schedule A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, as disclosed on Schedule A, or as would not prevent such Stockholder from performing its obligations under Section 3 of this Agreement.

          (d) Reliance By Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.
          (e) Litigation. Except as set forth on Schedule A, as of the date hereof, there is no action, proceeding or investigation pending or, to such Stockholder’s knowledge, threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.
     2. Representations and Warranties of Parent and Merger Sub.
     Parent and Merger Sub, jointly and severally, hereby represent and warrant to each of the Stockholders as follows:
          (a) Due Organization, etc. Parent and Merger Sub are each duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).
          (b) Conflicts. (i) No filing by Parent or Merger Sub with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof shall (A) conflict with or result in any breach of the respective Certificate of Incorporation or By-Laws of Parent or Merger Sub, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any contract, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or Merger Sub, except for any of the foregoing as would not prevent Parent or Merger Sub from performing their respective obligations under this Agreement.
     3. Covenants of Each Stockholder.
     Until the termination of this Agreement in accordance with Section 5, each Stockholder, in its capacity as such, agrees as follows:
          (a) At the Company Stockholders’ Meeting or at any adjournment, postponement or continuation thereof or in any other circumstance occurring prior to the

Company Stockholders’ Meeting upon which a stockholder vote or other stockholder approval with respect to the Merger and the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted) the Subject Shares beneficially owned (as defined in Recital A above) by such Stockholder (i) in favor of the approval of the Merger and the approval and adoption of the Merger Agreement; and (ii) except with the written consent of Parent and Merger Sub, against any Company Acquisition Proposal. Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3(a).
          (b) Each Stockholder agrees not to, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”) or enter into any agreement, option or other arrangement with respect to, or consent to a Transfer of, or reduce his, her or its risk in a Constructive Sale (as defined below) with respect to, any or all of the Subject Shares, other than in accordance with the Merger Agreement, or (ii) grant any proxies (other than the Company proxy card in connection with the Company Stockholders’ Meeting if and to the extent such proxy is consistent with such Stockholder’s obligations under Section 3(a) hereof), deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, other than pursuant to this Agreement or in a manner consistent with such Stockholder’s obligations under Section 3(a) hereof. Such Stockholder further agrees not to commit or agree to take any of the foregoing actions or take any action that would reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, each Stockholder may Transfer any or all of the Subject Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations or by distribution to partners, members, stockholders or affiliates of the Stockholder, so long as the transferee, prior to such Transfer, executes a counterpart of this Agreement (with such modifications as Parent may reasonably request solely to reflect such transfer). As used herein, the term “Constructive Sale” shall mean a short sale with respect to any Subject Shares, entering into or acquiring an offsetting derivative contract with respect to any Subject Shares, entering into or acquiring a futures or forward contract to deliver any Subject Shares or entering into any other or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.
          (c) Such Stockholder shall not, nor shall such Stockholder act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote.

     4. Stockholder Capacity.
          No Person executing this Agreement, nor any officer, director, partner, employee, agent or representative of such Person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in his or her capacity as the or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his or her capacity as a director or officer of the Company.
     5. Termination.
     This Agreement shall terminate (i) upon the approval and adoption of the Merger Agreement at the Company Stockholders’ Meeting; (ii) upon the termination of the Merger Agreement in accordance with its terms; (iii) at any time upon notice by Parent to the Stockholders; or (iv) upon the nine-month anniversary of the date hereof. No party hereto shall be relieved from any liability for intentional breach of this Agreement by reason of any such termination. Notwithstanding the foregoing, this Section 5 and Sections 7 and 8 of this Agreement shall survive the termination of this Agreement.
     6. Appraisal Rights.
     To the extent permitted by applicable law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.
     7. Publication.
     Each Stockholder hereby authorizes Parent and the Company to publish and disclose in the Proxy Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.
     8. Waiver of Jury Trial.
     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH

PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.
     9. Governing Law; Jurisdiction.
     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. Each party hereby agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, shall be brought only in the United States District Court for the Middle District of Florida, Tampa Division, and consents to be subject to the personal jurisdiction of that court. Each party further agrees that if the United States District Court for the Middle District of Florida lacks subject matter jurisdiction over any such suit, action or proceeding, the suit, action or proceeding then shall be brought only in the Circuit Court of the Thirteenth Judicial Circuit, in and for Hillsborough County, Florida, and consents to be subject to the personal jurisdiction of that court. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 13 hereof. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby in either the United States District Court for the Middle District of Florida, Tampa Division, or the Circuit Court of the Thirteenth Judicial Circuit, in and for Hillsborough County, Florida, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and agrees not to raise any other objection to venue in any such court.
     10. Specific Performance.
     Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.
     11. Amendment, Waivers, Etc.
     This Agreement may be amended by Parent, Merger Sub and the Stockholders at any time before adoption of the Merger Agreement by the stockholders of the Company; provided, however, that after such adoption, no amendment shall be made that by law or in accordance with the rules of any relevant stock exchange or automated inter-dealer quotation system requires further approval by such Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub and the Stockholders. At any time prior to the Effective Time, Parent, Merger Sub and the Stockholders

may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by Parent, Merger Sub and the Stockholders in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Parent or the Stockholders to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     12. Assignment; No Third Party Beneficiaries.
     Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Parent, Merger Sub and the Stockholders and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.
     13. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or on the date of confirmation of receipt if sent by facsimile and (ii) on the fifth business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Parent, to:

Koosharem Corporation
3820 State Street
Santa Barbara, California 93105
Attention:	D. Stephen Sorensen
Telephone:	(805) 882-2202 (not official notice)
Facsimile:	(805) 898-7111
If to any Stockholder, at the address set forth under such Stockholder’s name on Schedule A hereto or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.

     14. Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.
     15. Integration.
     This Agreement (together with the Merger Agreement to the extent referenced herein), including Schedule A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.
     16. Mutual Drafting.
     Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.
     17. Section Headings.
     The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     18. Counterparts.
     This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, and of which when executed shall be deemed to be an original but all which shall constitute one and the same agreement.
[SIGNATURE PAGES FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day and date first above written.

KOOSHAREM CORPORATION
By:	/s/ D. Stephen Sorensen
Name: D. Stephen Sorensen
Title: President and Chief Executive Officer

SELECT ACQUISITION, INC.
By:	/s/ D. Stephen Sorensen
Name: D. Stephen Sorensen
Title: President, Secretary and Treasurer

STOCKHOLDERS:
/s/ Charles H. Heist

Charles H. Heist
/s/ Karen L. Heist

Karen L. Heist
/s/ Victoria Hall

Victoria Hall
/s/ Dixie Lea Clark

Dixie Lea Clark
/s/ Kelli Ann Heist

Kelli Ann Heist
/s/ Rebecca Lynn Heist

Rebecca Lynn Heist

C.H. HEIST INVERVIVOS TRUST Charles H. Heist and Rebecca L. Heist, Trustees
By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Rebecca L. Heist
Rebecca L. Heist, Trustee

TRUST FBO GYPSY MARIE CORBETT Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO LACEY LEA CORBETT Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO WILLIAM B. HALL III Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO JAMES HEIST HALL Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO THOMAS MORRISON HALL Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO KELLI ANN HEIST Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO REBECCA LYNN HEIST Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO CHARLES H. HEIST IV Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

SCHEDULE A
STOCKHOLDERS

Stockholder	Subject Shares
Charles H. Heist c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	201,915

Karen L. Heist c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	127,248

Victoria Hall c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	91,941

Dixie Lea Clark c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	126,014

C.H. Heist Intervivos Trust Charles H. Heist and Rebecca L. Heist, Trustees c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	454,645	*

*	Charles H. Heist, as co-trustee of the C.H. Heist Intervivos Trust and personal representative of the Estate of Clydis D. Heist (the “Estate”), and Rebecca L. Heist, as co-trustee of the C. H. Heist Intervivos Trust, are parties to a Commercial Note, dated March 24, 2006, with SunTrust Bank, a Georgia banking corporation (“SunTrust”), pursuant to which the Estate borrowed approximately $1,324,022.89 (the “Loan”). In connection with the Loan, Charles H. Heist and Rebecca L. Heist, as co-trustees of the C.H. Heist Intervivos Trust, are parties to a Security Agreement in favor of SunTrust pursuant to which they have pledged the 454,645 shares held by the C.H. Heist Trust as collateral for the Loan. Additionally, in connection with the Loan and Security Agreement, Charles H. Heist, as co-trustee of the C.H. Heist Intervivos Trust and personal representative of the Estate, and Rebecca L. Heist, as co-trustee of the C.H. Heist Intervivos Trust, are parties to a Margin Agreement with SunTrust. The Loan, Security Agreement and Margin Agreement contain standard default and similar provisions that would permit SunTrust to take ownership of the 454,645 shares held by the C.H. Heist Trust upon the occurrence of an event of default.

SCHEDULE A

Stockholder	Subject Shares
Trust FBO Gypsy Marie Corbett Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	64,806

Trust FBO Lacey Lea Corbett Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	63,766

Trust FBO William B. Hall III Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	32,215

Trust FBO James Heist Hall Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	64,606

Trust FBO Thomas Morrison Hall Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	64,806

Trust FBO Kelli Ann Heist Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	31,657

SCHEDULE A

Stockholder	Subject Shares
Trust FBO Rebecca Lynn Heist Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	64,806	**

Trust FBO Charles H. Heist IV Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	64,431

Kelli Ann Heist c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607	20,449

Total	1,473,305

**	Pursuant to the terms of the relevant trust agreement, on November 3, 2007, 32,403 shares will be distributed to Rebecca Lynn Heist from this trust.

SCHEDULE A
Section 1(e):
On March 5, 2007, David Ryman, an alleged stockholder of the Company, filed a lawsuit against the Company, certain Company directors and officers, and other parties, on behalf of a putative class of the Company’s “public stockholders.” The litigation is pending in the Circuit Court of the 13th Judicial Circuit in and for Hillsborough County, Florida. On March 26, 2007, the Company was served with the Summons and Complaint. The litigation relates to the Company’s January 23, 2007 announcement that: (i) certain existing investors, including Charles H. Heist, III, the Company’s Chairman of the Board, Kurt R. Moore, the Company’s President and Chief Executive Officer, and two partnerships that own Company shares, had presented the Company with a proposal to acquire all of the Company’s publicly held common stock; and (ii) the Company’s Board of Directors had formed a Special Committee of four independent directors to review and evaluate the proposal, and as well as other strategic alternatives for the Company. In his Complaint, the plaintiff seeks: (i) an order enjoining the defendants from proceeding with, consummating or closing the proposed transaction; (ii) in the event that the transaction is closed, an order rescinding the transaction or awarding damages; and (iii) an award of attorney’s fees, expert’s fees and costs.

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